State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 08/17/2006
FILED 10:30 AM 08/17/2006
SRV 060770558 - 4206889 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION OF
TIA I, INC.

First:	The name of the corporation is: Tia I, Inc.

Second:
Its Registered Office in the State of Delaware is to be located at 3500 South DuPont Highway, in the City of Dover, County of Kent, Zip Code 19901. The Registered Agent in charge thereof is Incorporating Services, Ltd.

Third:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth:
The total number of shares of stock that the Company shall have authority to issue is 260,000,000; of which 250,000,000 shall be common stock $.0001 par value per share and 10,000,000 of which shall be preferred stock $.0001 par value per share. Subject to the limitations prescribed by law, the board of directors of the Company is hereby authorized to issue the preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors. Subject to the powers, preferences and rights of any series of preferred stock, having any preference or priority over, or rights superior to, the common stock shall have and possess all powers and voting and other rights pertaining to the stock of this Company and each share of common stock shall be entitled to one vote.

Fifth:	The corporation is to have perpetual existence.

Sixth:
The number of Directors constituting the initial Board of Directors is the Corporation is One (1), and the name(s) and address(es) of the person(s) who are to serve as Director(s) until the first annual meeting of the Stockholder(s) or until their successors are elected and qualify are:

Mary Passalaqua, 106 Glenwood Dr. S. Liverpool, NY 13090.

Seventh:	The name and mailing address of the incorporator is as follows:
Margaret Sollish, PO Box 3143, Liverpool, NY 13089.

Eighth:	The liability of the officers and directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of Delaware, as amended.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 11th day of August, A.D. 2006.

/s/ Margaret L .Sollish, Incorporator
Margaret L. Sollish, Incorporator